Exhibit 5.3

October 19, 2012

Midco Supply and Equipment Corporation

Black Hills Mining Company, LLC

Big Ridge, Inc.

Illinois Land Holdings, LLC

Century Mineral Resources, Inc.

c/o Peabody Energy Corporation

701 Market Street

St. Louis, Missouri 63101

Ladies and Gentlemen:

We have acted as counsel to Midco Supply and Equipment Corporation, an Illinois corporation (“Midco”), Black Hills Mining Company, LLC, an Illinois limited liability company, (“Black Hills”), Big Ridge, Inc., an Illinois corporation (“Big Ridge”), Illinois Land Holdings, LLC, an Illinois limited liability company (“Illinois Land”) and Century Mineral Resources, Inc., an Illinois corporation (“Century,” and together with Midco, Black Hills, Big Ridge and Illinois Land, each individually an “Illinois Subsidiary” and collectively, the “Illinois Subsidiaries”) in connection with a Registration Statement on Form S-3 (the “Registration Statement”) relating to the offer and sale by Peabody Energy Corporation, a Delaware corporation (the “Company”) and certain of its subsidiaries, including the Illinois Subsidiaries, listed as co-registrants in the Registration Statement (the “Subsidiaries”), from time to time for an indeterminate amount of (i) the Company’s debt securities (the “Debt Securities”); (ii) guarantees of the Debt Securities (the “Guarantees”) by one or more of the Subsidiaries including the Illinois Subsidiaries; (iii) the Company’s common stock, par value $0.01 per share (the “Common Stock”); (iv) the Company’s preferred stock, par value $0.01 per share (the “Preferred Stock”); (v) warrants to purchase Debt Securities, Common Stock or Preferred Stock (“Securities Warrants”) and (vi) units consisting of one or more of the Debt Securities, Common Stock, Preferred Stock or Securities Warrants, offered and sold together. In addition to any Debt Securities, Common Stock and Preferred Stock that may be issued directly, the Registration Statement also relates to the offer and sale by the Company of such indeterminate amount of Debt Securities, Common Stock and Preferred Stock as may be issued upon conversion or exchange of Debt Securities or Preferred Stock, as the case may be, for which no separate consideration will be received by the Company.

This opinion letter is delivered to the Illinois Subsidiaries at their request in connection with the filing of the Registration Statement.

In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Illinois Subsidiaries and of public officials.

Our opinions set forth herein are limited to the laws of the State of Illinois. We do not express any opinion with respect to the law of any other jurisdiction or as to the effect of any such non-opined law on the opinions herein stated. The securities may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

With respect to any Guarantees issued by the Illinois Subsidiaries, when (i) the applicable indenture relating to the Debt Securities and the related Guarantees has been duly qualified under the Trust Indenture Act of 1939, as amended; (ii) the applicable Illinois Subsidiaries have taken all necessary action to approve the issuance and terms of such Guarantees, the terms of the offering thereof and related matters; (iii) the terms of such Guarantees and of their issuance and sale have been duly established in conformity with the applicable indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the applicable Illinois Subsidiaries and so as to comply with any requirements or restrictions imposed by any court or governmental body having jurisdiction over the applicable Illinois Subsidiaries; (iv) the indenture and any supplemental indenture in respect of such Guarantees have been duly authorized, executed and delivered by each party thereto; and (v) the related Debt Securities of the Company have been duly executed, authenticated, issued and delivered in accordance with the provisions of the applicable indenture and the applicable definitive purchase, underwriting or similar agreement approved by the Company and the applicable Illinois Subsidiaries, upon payment of the consideration for such Debt Securities as provided therein, and issued and sold as contemplated in the Prospectus Supplement and Prospectus, such Guarantees will be duly authorized, executed and delivered by the applicable Illinois Subsidiaries.

In rendering the opinion set forth above, we have assumed that, at the time of the authentication and delivery of a series of Debt Securities and the related Guarantees (i) the applicable resolutions of the Illinois Subsidiaries will not have been modified or rescinded; (ii) there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of the Debt Securities, the related Guarantees, the Registration Statement and any required post-effective amendment thereto; (iii) the Registration Statement, the Prospectus and any and all Prospectus Supplements required by applicable law have all become effective under the Securities Act of 1933, as amended, and will continue to be effective, (iv) such Debt Securities and the related Guarantees will be issued and sold with such terms and in such manner as is described in the Registration Statement (as amended from time to time), the

Prospectus included therein (as amended from time to time) and any related Prospectus Supplement and in compliance with the Securities Act of 1933, as amended, the rules and regulations thereunder, the Trust Indenture Act of 1939, as amended, the rules and regulations thereunder, and any applicable state securities laws, all as then in effect; (v) the relevant indenture or indentures will have been qualified under the Trust Indenture Act of 1939, as amended, and will continue to be so qualified; (vi) none of the particular terms of a series of Debt Securities and the related Guarantees will violate any applicable law; and (vii) neither the issuance and sale of such Debt Securities and the related Guarantees nor the compliance by the applicable Illinois Subsidiaries with the terms thereof will result in a violation of the Articles of Incorporation, Articles of Organization, Bylaws or Operating Agreement of the applicable Illinois Subsidiaries, as then in effect, any agreement or instrument then binding upon the applicable Illinois Subsidiaries or any order then in effect of any court or governmental body having jurisdiction over the applicable Illinois Subsidiaries.

We express no opinion as to the validity, legally binding effect or enforceability of any provision of the Guarantees or any indenture.

This opinion letter is rendered to you in connection with the above described transactions. Simpson Thacher & Bartlett LLP is authorized to rely upon this opinion letter in connection with their issuance to the Company of an opinion of even date herewith to be filed as Exhibit 5.1 to the Registration Statement. We hereby consent to the filing of this opinion letter as Exhibit 5.3 to the Registration Statement. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent.

Very truly yours,

/s/ Thompson Coburn LLP